POOL CORPORATION ANNOUNCES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (October 31, 2017) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.37 per share. The dividend will be payable on November 28, 2017 to holders of record on November 15, 2017.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2017, POOLCORP operated 346 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com